EXHIBIT 3(a)

RESTATED ARTICLES OF INCORPORATION

CITIZENS HOLDING COMPANY

Pursuant to the Mississippi Code Annotated §79-4-10.07, Citizens Holding Company adopts the following restated Articles of Incorporation which consolidates all prior amendments to the Articles into this one Restated Articles of Incorporation and adopts new amendments in accordance with Mississippi Code annotated §79-4-10.06.

1. The name of the corporation is Citizens Holding Company.

2. The period of its duration is perpetual.

3. The purpose for which the corporation is organized is to engage in any business that is lawful under the laws of the State of Mississippi.

4. The aggregate number of shares the corporation is authorized to issue is 22,500,000 shares of common stock with a par value of $0.20 per share and 5,000,000 shares of preferred stock with no par value. The common stock of the corporation may be issued in such amounts and for such consideration as determined from time to time by the Board of Directors. The holders of common stock shall have unlimited voting rights and, subject to the preferences and rights, if any, of any holders of any other class of stock, holders of common stock shall have the right to receive such dividends as may be declared, from time to time, by the Board of Directors and shall be entitled to receive the net assets of the corporation upon liquidation. The Board of Directors is authorized, subject only to any limitations prescribed by law and the Articles of Incorporation, to provide for the issuance of shares of preferred stock of the corporation in one or more classes or series without any further action of the shareholders of the corporation by filing such Articles of Amendment as may be required by law establishing the number of such shares to be issued and the designation, powers, terms, preferences, rights and limitations thereof. The authority of the Board of Directors with respect to a class or series shall include, but not be limited to, the authority to determine the following:

(i) The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights and priorities, if any, of the right to the payment of dividends on shares of that class or series;

(iii) Whether that class or series shall have voting rights in addition to any voting rights required by law, and, if so, the terms of such voting rights;

(iv) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate as a consequence of such events as the Board of Directors shall determine;

(v) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date, dates or events upon or after which they shall be redeemable, and the amount or method of determining the amount payable in case of redemption;

(vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, and the relative rights and priorities, if any, of payment of shares of that class or series; and

(viii) Any other relative rights, preferences, and limitations of that class or series.

5. The post office address of the corporation’s registered office is 521 Main Street, P.O. Box 209, Philadelphia, Mississippi 39350, and the name of its registered agent at such address is Greg McKee.

6. The number of directors of the corporation shall be not less than nine (9), nor more than twenty-five (25), and the Board of Directors shall establish by resolution from time to time the number of directors to serve. The corporation shall have three classes of directors, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such initial classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office for a term of three (3) years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The vote of shareholders required to alter, amend or repeal this Article 6 of the Articles of Incorporation or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article, shall be by the affirmative vote of at least seventy-five percent (75%) of the total voting power of all shares of stock of the corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

7. No member of the Board of Directors may be removed, with or without cause, except at a meeting called in accordance with the Bylaws expressly for that purpose and except upon a vote in favor of such removal of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors; and in the event that less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then voted at an election of the class of directors of which he is a part. The vote of shareholders required to alter, amend or repeal this Article 7 of the Articles of Incorporation or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article, shall be by the affirmative vote of at least seventy-five percent (75%) of the total voting power of all shares of stock of the corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

8. Unless the corporation consents in writing to the selection of an alternative forum, any derivative action under Miss. Code. Ann. § 79-4-7.41 or any other internal corporate claim that is based upon a current or former director’s or officer’s violation of a duty shall be brought in the appropriate court in Neshoba County, Mississippi, consistent with applicable law and jurisdictional requirements. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section.

9. If any person, firm, or corporation, (herein referred to as the Tender Offeror) or any person, firm, or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity voting security of this Corporation with the Tender Offeror, then any merger or consolidation of this corporation with the Tender Offeror, or any sale, lease, or exchange of substantially all of the assets of this Corporation or of the Tender Offeror to the other may not be effected under the laws of Mississippi unless a meeting of the shareholders of this Corporation is held to vote thereon and the votes of the holders of voting securities of this Company representing not less than 80% of the votes entitled to vote thereon, vote in favor thereof. As used herein, the term group includes persons, firms, and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security; or any such warrant or right. The foregoing provision is to require a greater vote of shareholders than is required by Mississippi Code of 1972 Section 79-3-145 (dealing with mergers and consolidations) and Section 79-3-157 (dealing with sales, mortgages, etc. of assets outside the ordinary course of business) and the provisions of this Article NINTH shall not be amended, changed or repealed without a similar 80% vote of the voting securities in this Corporation, which is a greater vote than required by Mississippi Code of 1972 Section 79-3-117 (dealing with amendments to these Articles of Incorporation).

The undersigned hereby certifies that the foregoing Restated Articles of Incorporation of Citizens Holding Company, which contains amendments requiring shareholder approval, was adopted by the Board of Directors at a meeting held on March 8, 2017, and approved by the requisite vote of the shareholders of Citizens Holding Company at a meeting held on April 25, 2017 in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation.

CITIZENS HOLDING COMPANY

By:	/s/ Robert T. Smith
Robert T. Smith

Title:	Treasurer and Chief Financial Officer

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